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                                                   EXHIBIT 24.3

                                POWER OF ATTORNEY
                                -----------------


         I hereby appoint CHERYL SOROKIN, JEFFREY R. LAPIC, ANDREA GOLDENBERG, and WILLIE C. BOGAN, and each of them, my attorneys-in-fact, each with full power of substitution, to sign for me as an Group Executive Vice President and the Chief Accounting Officer of Bank of America NT&SA and file with the Securities and Exchange Commission pursuant to the Securities Act of 1933 registration statements covering the public offering, on a delayed or continuous basis, of one or more series of pass-through certificates and/or participation certificates or other securities representing interests in, or backed or secured by, a pool or trust of credit card receivables, loans, retail installment contracts or other assets (excluding securities, negotiable certificates of deposit or other instruments issued by entities not affiliated with the Bank) which have been transferred, sold, pledged, assigned or conveyed by the Bank directly or indirectly to such pool or trust, and any amendment and supplemental prospectus to any such registration statement.

         This power of attorney, unless earlier revoked or terminated, will terminate on January 31, 1998.

Dated:  January 9, 1997


                              /s/ John J. Higgins
                                  John J. Higgins